Exhibit 99.1

SPX REPORTS SECOND QUARTER 2013 RESULTS

Earnings Per Share from Continuing Operations Up 10% to $0.80

Segment Income Margins Expanded 90 points

CHARLOTTE, NC — July 31, 2013 — SPX Corporation (NYSE:SPW) today reported results for the second quarter ended June 29, 2013:

Second Quarter Highlights:

•                  Revenues decreased 2.0% to $1.22 billion from $1.24 billion in the year-ago quarter.  Organic revenues* decreased 1.4% and currency fluctuations decreased revenues by 0.6%.

•                  Segment income and margins were $124.0 million and 10.2%, compared to $115.0 million and 9.3% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $0.80, compared to $0.73 in the year-ago quarter.

•                  Net cash used in continuing operations was $244.1 million, compared with net cash from continuing operations of $1.7 million in the year-ago quarter.  The current quarter cash usage includes a $250.0 million voluntary pension contribution that was made in April 2013.

•                  Adjusted free cash flow used in continuing operations* was $11.7 million, compared with a usage of $13.7 million in the year-ago quarter.

“Our primary focus this year is on operational improvement, reducing our cost base and returning capital to shareholders.  We made very good progress on these commitments during the second quarter,” said Chris Kearney, Chairman, President and Chief Executive Officer of SPX.  “Second quarter earnings per share increased 10 percent over the prior year to $0.80.  This was driven primarily by improved operational performance as segment income margins expanded 90 points.”

“The new management teams leading our Thermal segment and ClydeUnion business have made a positive impact and I am pleased with their progress, particularly on the restructuring plans.  During the second quarter we completed $18 million of restructuring actions, focused primarily on headcount reductions at Thermal and ClydeUnion.  In aggregate, our first half restructuring actions will result in a total headcount reduction of approximately 500 employees across the company.”

Kearney continued, “During the quarter, we repurchased 1.5 million shares for $118 million.  Over the past six quarters, we have now repurchased a total of 7 million shares, or 14% of shares outstanding, for $495 million.”

We expect the restructuring and capital allocation actions we are taking this year to contribute approximately $1.00 of earnings per share on an annualized basis, with about two-thirds of the benefit realized this year and the full benefit realized in 2014.”

“We remain committed to improving the operational performance across all our businesses, with our strategy focused on expanding our Flow Technology platforms.”

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the second quarter of 2013 were $653.4 million compared to $677.3 million in the second quarter of 2012, a decrease of $23.9 million, or 3.5%.  Organic revenues* decreased 3.6%, while currency fluctuations increased revenues by 0.1%.  The organic revenue decline was due primarily to lower sales of original equipment pumps at ClydeUnion and to three large food and beverage system projects in Asia Pacific that contributed approximately $20.0 of revenues during the second quarter of 2012, but were not repeated in the second quarter of 2013.  These declines were offset partially by an increase of component sales into oil and gas markets in North America, Europe and the Middle East, as well as increased food and beverage system revenues in Europe.

Segment income was $67.0 million, or 10.3% of revenues, in the second quarter of 2013 compared to $69.8 million, or 10.3% of revenues, in the second quarter of 2012. The decrease in segment income was due to the organic revenue decline described above, as well as execution challenges on certain large food and beverage system projects, offset partially by the increased sales of oil and gas components and improved operating execution at our European and U.S. facilities.

Thermal Equipment and Services

Revenues for the second quarter of 2013 were $350.3 million compared to $348.6 million in the second quarter of 2012, an increase of $1.7 million, or 0.5%.  Organic revenues* increased 2.6%, while currency fluctuations decreased revenues by 2.1%.  The organic revenue growth was driven largely by the timing of revenue recognized on large power projects in South Africa.

Segment income was $26.2 million, or 7.5% of revenues, in the second quarter of 2013 compared to $16.1 million, or 4.6% of revenues, in the second quarter of 2012.  The increase in segment income and margin was driven primarily by leverage on the organic revenue growth and improved project execution, including the execution of a large retrofit project on a cooling tower at a U.S. power plant.

Industrial Products and Services and Other

Revenues for the second quarter of 2013 were $212.9 million compared to $216.0 million in the second quarter of 2012, a decrease of $3.1 million, or 1.4%.  Organic revenues* decreased 1.3%, while currency fluctuations decreased revenues by 0.1%. The decline in organic revenue was related primarily to reduced sales of communications technology equipment.

Segment income was $30.8 million, or 14.5% of revenues, in the second quarter of 2013 compared to $29.1 million, or 13.5% of revenues, in the second quarter of 2012.  The increase in income and margin was due primarily to improved operational execution at our power transformer business.

Full Year 2013 Expectations:

•                  Revenues are expected to be down 2% to up 2%.

•                  Segment income margins are forecasted to expand between 30 and 60 basis points.

•                  Earnings per share from continuing operations are expected to be $4.25 to $4.50, reflecting our operational performance in the second quarter, recent changes in currency rates, and our current view of the macro-economic environment.  Our previous earnings per share estimate was $4.25 to $4.65.

•                  Net cash flow from continuing operations is expected to be $55 million to $95 million.  Adjusted net cash from continuing operations* is expected to be $330 to $370 million and excludes the taxes payable on the gain from the 2012 sale of Service Solutions and voluntary pension contributions, net of tax.  Capital expenditures are expected to be approximately $90 million. The resulting adjusted free cash flow* range is expected to be between $240 and $280 million.  This performance represents approximately 130% conversion of expected net income.

•                  Capital allocation plans include $200 million of share repurchases, $145 million of which were completed during the first half, and a $250 million voluntary pension contribution that was completed in April.  The cash impact of the voluntary pension contribution, net of taxes, was $160 million.

OTHER ITEMS

Dividend:   On May 28, 2013, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on June 14, 2013, which was paid on July 2, 2013.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended June 29, 2013 with the Securities and Exchange Commission no later than August 8, 2013. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and approximately 15,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Six months ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Revenues	$1,216.6	$1,241.9	$2,349.2	$2,392.9

Costs and expenses:
Cost of products sold	873.2	908.6	1,704.1	1,759.8
Selling, general and administrative	247.5	246.5	514.7	517.1
Intangible amortization	8.5	9.4	16.7	18.1
Impairment of intangible assets	—	—	2.0	—
Special charges, net	18.3	8.4	18.7	10.8
Operating income	69.1	69.0	93.0	87.1

Other income (expense), net	(2.3)	(2.8)	(0.1)	19.0
Interest expense	(27.1)	(27.8)	(56.3)	(56.3)
Interest income	1.5	1.6	3.6	2.9
Equity earnings in joint ventures	10.1	6.9	19.2	16.4
Income from continuing operations before income taxes	51.3	46.9	59.4	69.1
Income tax provision	(12.4)	(9.0)	(8.7)	(22.4)
Income from continuing operations	38.9	37.9	50.7	46.7

Income (loss) from discontinued operations, net of tax	(0.8)	10.9	(3.8)	15.2
Gain (loss) on disposition of discontinued operations, net of tax	2.7	(0.6)	(2.5)	(0.9)
Income (loss) from discontinued operations, net of tax	1.9	10.3	(6.3)	14.3

Net income	40.8	48.2	44.4	61.0

Net income attributable to noncontrolling interests	2.0	0.8	3.3	0.1
Net income attributable to SPX Corporation common shareholders	$38.8	$47.4	$41.1	$60.9

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$36.9	$37.1	$47.4	$46.6
Income (loss) from discontinued operations, net of tax	1.9	10.3	(6.3)	14.3
Net income	$38.8	$47.4	$41.1	$60.9

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.81	$0.74	$1.03	$0.93
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	0.04	0.21	(0.14)	0.28
Net income per share attributable to SPX Corporation common shareholders	$0.85	$0.95	$0.89	$1.21

Weighted-average number of common shares outstanding - basic	45.678	49.954	46.044	50.283

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.80	$0.73	$1.01	$0.91
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	0.04	0.20	(0.13)	0.28
Net income per share attributable to SPX Corporation common shareholders	$0.84	$0.93	$0.88	$1.19

Weighted-average number of common shares outstanding - diluted	45.972	50.909	46.704	51.184

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 29,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and equivalents	$352.9	$984.1
Accounts receivable, net	1,236.5	1,333.0
Inventories, net	624.2	555.6
Other current assets	145.4	149.9
Deferred income taxes	77.2	92.4
Total current assets	2,436.2	3,115.0
Property, plant and equipment:
Land	46.4	45.4
Buildings and leasehold improvements	392.5	404.9
Machinery and equipment	802.6	806.9
	1,241.5	1,257.2
Accumulated depreciation	(521.3)	(512.2)
Property, plant and equipment, net	720.2	745.0
Goodwill	1,552.2	1,574.0
Intangibles, net	919.1	962.4
Other assets	772.2	733.7
TOTAL ASSETS	$6,399.9	$7,130.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$527.2	$571.4
Accrued expenses	910.5	996.6
Income taxes payable	6.3	126.5
Short-term debt	34.3	33.4
Current maturities of long-term debt	80.9	8.7
Total current liabilities	1,559.2	1,736.6

Long-term debt	1,577.0	1,649.9
Deferred and other income taxes	320.3	251.1
Other long-term liabilities	931.8	1,212.5
Total long-term liabilities	2,829.1	3,113.5

Equity:
SPX Corporation shareholders’ equity:
Common stock	1,002.9	998.9
Paid-in capital	1,564.7	1,553.7
Retained earnings	2,714.8	2,696.6
Accumulated other comprehensive loss	(287.8)	(228.9)
Common stock in treasury	(2,995.9)	(2,751.6)
Total SPX Corporation shareholders’ equity	1,998.7	2,268.7
Noncontrolling interests	12.9	11.3
Total equity	2,011.6	2,280.0
TOTAL LIABILITIES AND EQUITY	$6,399.9	$7,130.1

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Six months ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Cash flows from (used in) operating activities:
Net income	$40.8	$48.2	$44.4	$61.0
Less: Income (loss) from discontinued operations, net of tax	1.9	10.3	(6.3)	14.3
Income from continuing operations	38.9	37.9	50.7	46.7
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities:
Special charges, net	18.3	8.4	18.7	10.8
Impairment of intangible assets	—	—	2.0	—
Gain on sale of a business	—	—	—	(20.5)
Deferred and other income taxes	(9.7)	(1.6)	80.8	0.1
Depreciation and amortization	28.1	29.5	56.8	56.8
Pension and other employee benefits	10.9	14.4	21.8	28.7
Stock-based compensation	5.3	6.5	25.6	28.3
Other, net	1.9	5.0	3.7	5.9
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	7.7	(87.7)	(14.5)	(171.9)
Inventories	(31.0)	20.5	(93.3)	(13.9)
Accounts payable, accrued expenses and other	(59.9)	(26.1)	(191.9)	(144.2)
Discretionary pension contribution	(250.0)	—	(250.0)	—
Cash spending on restructuring actions	(4.6)	(5.1)	(11.2)	(10.7)
Net cash from (used in) continuing operations	(244.1)	1.7	(300.8)	(183.9)
Net cash from (used in) discontinued operations	0.4	14.3	(9.3)	(37.2)
Net cash from (used in) operating activities	(243.7)	16.0	(310.1)	(221.1)

Cash flows used in investing activities:
Proceeds from asset sales and other, net	(1.3)	0.4	(1.3)	8.5
Decrease in restricted cash	0.1	1.8	—	1.8
Business acquisition, net of cash acquired	—	—	—	(30.5)
Capital expenditures	(17.6)	(15.4)	(36.9)	(36.8)
Net cash used in continuing operations	(18.8)	(13.2)	(38.2)	(57.0)
Net cash used in discontinued operations	(3.6)	(0.2)	(3.6)	(2.1)
Net cash used in investing activities	(22.4)	(13.4)	(41.8)	(59.1)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	287.0	250.0	287.0	586.0
Repayments under senior credit facilities	(287.0)	(200.0)	(287.0)	(467.9)
Borrowings under trade receivables agreement	25.0	25.0	35.0	98.0
Repayments under trade receivables agreement	(25.0)	(32.3)	(35.0)	(59.3)
Net borrowings (repayments) under other financing arrangements	1.3	2.1	(3.4)	3.9
Purchases of common stock	(117.6)	(31.8)	(249.0)	(75.0)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(8.8)	0.5	(14.5)	4.6
Financing fees paid	—	—	—	(0.2)
Dividends paid	(11.6)	(12.6)	(12.2)	(25.3)
Net cash from (used in) continuing operations	(136.7)	0.9	(279.1)	64.8
Net cash from discontinued operations	—	—	—	—
Net cash from (used in) financing activities	(136.7)	0.9	(279.1)	64.8
Change in cash and equivalents due to changes in foreign currency exchange rates	0.6	(13.1)	(0.2)	(8.1)
Net change in cash and equivalents	(402.2)	(9.6)	(631.2)	(223.5)
Consolidated cash and equivalents, beginning of period	755.1	337.1	984.1	551.0
Consolidated cash and equivalents, end of period	$352.9	$327.5	$352.9	$327.5

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENTS

(Unaudited; in millions)

	Three months ended			Six months ended
	June 29, 2013	June 30, 2012%		June 29, 2013	June 30, 2012%
Flow Technology Reportable Segment

Revenues	$653.4	$677.3	-3.5%	$1,266.4	$1,305.4	-3.0%
Gross profit	198.5	204.3		383.7	383.9
Selling, general and administrative expense	124.9	126.9		248.5	253.2
Intangible amortization expense	6.6	7.6		13.2	14.5
Income	$67.0	$69.8	-4.0%	$122.0	$116.2	5.0%
as a percent of revenues	10.3%	10.3%		9.6%	8.9%

Thermal Equipment and Services Reportable Segment

Revenues	$350.3	$348.6	0.5%	$655.4	$668.7	-2.0%
Gross profit	78.7	67.2		133.7	129.6
Selling, general and administrative expense	51.1	49.8		103.2	100.2
Intangible amortization expense	1.4	1.3		2.6	2.7
Income	$26.2	$16.1	62.7%	$27.9	$26.7	4.5%
as a percent of revenues	7.5%	4.6%		4.3%	4.0%

Industrial Products and Services and Other

Revenues	$212.9	$216.0	-1.4%	$427.4	$418.8	2.1%
Gross profit	67.6	64.3		130.2	124.8
Selling, general and administrative expense	36.3	34.7		71.5	68.0
Intangible amortization expense	0.5	0.5		0.9	0.9
Income	$30.8	$29.1	5.8%	$57.8	$55.9	3.4%
as a percent of revenues	14.5%	13.5%		13.5%	13.3%

Total income for reportable and other operating segments	$124.0	$115.0		$207.7	$198.8
Corporate expenses	25.1	22.0		56.0	54.4
Pension and postretirement expense	6.2	9.1		12.4	18.2
Stock-based compensation expense	5.3	6.5		25.6	28.3
Impairment of intangible assets	—	—		2.0	—
Special charges, net	18.3	8.4		18.7	10.8
Consolidated operating income	$69.1	$69.0	0.1%	$93.0	$87.1	6.8%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended June 29, 2013
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisition	Currency	Growth (Decline)

Flow Technology Reportable Segment	(3.5)%	—%	0.1%	(3.6)%

Thermal Equipment and Services Reportable Segment	0.5%	—%	(2.1)%	2.6%

Industrial Products and Services and Other	(1.4)%	—%	(0.1)%	(1.3)%

Consolidated	(2.0)%	—%	(0.6)%	(1.4)%

	Six months ended June 29, 2013
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisition	Currency	Growth (Decline)

Flow Technology Reportable Segment	(3.0)%	0.3%	(0.6)%	(2.7)%

Thermal Equipment and Services Reportable Segment	(2.0)%	—%	(3.2)%	1.2%

Industrial Products and Services and Other	2.1%	—%	(0.2)%	2.3%

Consolidated	(1.8)%	0.2%	(1.3)%	(0.7)%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended
	June 29, 2013	June 30, 2012

Net cash from (used in) continuing operations	$(244.1)	$1.7

Discretionary pension contribution	250.0	—
Adjusted net cash from continuing operations	5.9	1.7

Capital expenditures - continuing operations	(17.6)	(15.4)

Adjusted free cash flow used in continuing operations	$(11.7)	$(13.7)

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	2013E Current Guidance Range

Net cash from continuing operations	$55.0	$95.0

Taxes paid on the gain from the sale of Service Solutions	115.0	115.0
Discretionary pension contribution, net of $90 tax benefit	160.0	160.0

Adjusted net cash from continuing operations	330.0	370.0

Capital expenditures - continuing operations	(90.0)	(90.0)

Adjusted free cash flow from continuing operations	$240.0	$280.0

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Six months ended
June 29, 2013

Beginning cash and equivalents	$984.1

Discretionary pension contribution	(250.0)
Other cash used in continuing operations	(50.8)
Capital expenditures	(36.9)
Proceeds from asset sales and other, net	(1.3)
Borrowings under senior credit facilities	287.0
Repayments under senior credit facilities	(287.0)
Net borrowings under trade receivables agreement	—
Net repayments under other financing arrangements	(3.4)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(14.5)
Purchases of common stock	(249.0)
Dividends paid	(12.2)
Cash used in discontinued operations	(12.9)
Change in cash and equivalents due to changes in foreign currency exchange rates	(0.2)

Ending cash and equivalents	$352.9

	Debt at				Debt at
	December 31, 2012	Borrowings	Repayments	Other	June 29, 2013

Domestic revolving loan facility	$—	$287.0	$(287.0)	$—	$—
Term loan	475.0	—	—	—	475.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
Trade receivables financing arrangement	—	35.0	(35.0)	—	—
Other indebtedness	117.0	3.0	(6.4)	3.6	117.2
Totals	$1,692.0	$325.0	$(328.4)	$3.6	$1,692.2